UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*


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                          Health Risk Management, Inc.
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                                (Name of Issuer)
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                                  Common Stock
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                         (Title of Class of Securities)
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                                   421935 10 7
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                                (CUSIP Number)
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Check the following box if a fee is being paid with the statement  [  ].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

                                  SCHEDULE 13G

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CUSIP No.    421935 10 7                                Page 2 of 4 Pages
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1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Gary T. McIlroy

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2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)    [  ]

                                                                   (b)    [  ]
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3             SEC USE ONLY

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4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
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       NUMBER OF          5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  310,106  (includes  109,853  shares
        OWNED BY                    obtainable upon exercise of
          EACH                      currently exercisable options)
       REPORTING
         PERSON
          WITH
                          ------------------------------------------------------

                          6         SHARED VOTING POWER

                                             0
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                          7         SOLE DISPOSITIVE POWER

                                    310,106  (includes  109,853  shares
                                    obtainable    upon    exercise   of
                                    currently exercisable options)
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                             0
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9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              310,106 (includes 109,853 shares obtainable upon exercise
              of currently exercisable options)
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10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*    [X]

              Does not include 381,633 shares owned by reporting person's spouse, as to all of which reporting person disclaims beneficial ownership.
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11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       6.72%
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12            TYPE OF REPORTING PERSON*

                       IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  Health Risk Management, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  8000 West 78th Street
                  Minneapolis, MN  55439

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  8000 West 78th Street
                  Minneapolis, MN  55439

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  See Cover Page

Item 3            Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable

Item 4(a)         Amount Beneficially Owned:

                  See Cover Page Item 9

Item 4(b)         Percent of Class:

                  See Cover Page Item 11

Item 4(c)         Number of Shares as to Which Such Person Has:

                  (i) sole power to vote or to direct  the vote:  See Cover Page
                  Item 5
                  (ii) shared power to vote or to direct the vote: See Cover Page Item 6
                  (iii)  sole  power to dispose or direct the disposition  of:
                  See Cover Page Item 7
                  (iv)  shared  power to dispose or direct the disposition of:
                  See Cover Page Item 8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1996.

Dated:   February 12, 1998

                                                  /s/ Gary T. McIlroy
                                                   Gary T. McIlroy